UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007

ADVANCE NANOTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	011-15499	20-1614256
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Lexington Avenue, 29th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 583-0080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 29, 2007 Owlstone Nanotech, Inc., a majority owned subsidiary of the registrant, was awarded an incremental $3.7 million contract by an agency of the U.S. Department of Defense to provide micro-miniature products and related services for detection of chemical warfare agents, toxic industrial chemicals and trace explosive vapors. The three-year contract begins current fourth quarter 2007.

Owlstone will develop, design and fabricate a customized variant of its miniaturized chemical detector using Field Asymmetric Ion Mobility Spectrometry (“FAIMS”). This customized version of the sensor will be designed to detect substances at exceptionally low levels while dramatically reducing false alarms that are typically associated with competing technologies. Initially, Owlstone will conduct live agent testing and develop enhanced algorithms to take advantage of the increased data stream provided by the Owlstone sensor. Additionally, efforts will include the development of micro-miniature elements which will enable the sensor to operate without the need for complex, power hungry ancillary systems (pneumatics and electronics). The final stage of the contract will be the delivery of a sensor module capable of being integrated into existing sensor packages in order to augment their capabilities.

Owlstone’s proprietary FAIMS technology offers the flexibility to provide rapid alerts and detailed sample analysis with reduced flow and improved ion drive over current conventional technology. The performances of existing systems, which largely use conventional Ion Mobility Spectrometry, worsen dramatically as they are reduced in size. By contrast, the Owlstone FAIMS solution, as a result of miniaturization, has improved sensitivity and improved selectivity at reduced power. It is not only a sensor, but a highly integrated system with the necessary electronic and mechanical components squeezed into a compact footprint. Micro and nano-fabrication techniques enable the detector to be manufactured in a massively parallel fashion, achieving small form factor, economy of scale and reduced unit cost. Unlike alternate miniature detectors, Owlstone's technology does not rely on exotic materials, custom engineered for each application, which often degrade over time. It is easily customized to each application through software updates and can be dynamically reprogrammed for new chemicals even after deployment. Use of chemically inert materials ensures a long operational and storage life.

The Company’s press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is included as part of this report:

(d) Exhibits.

No.	Description
99.1	Press release dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE NANOTECH, INC.

By:	/s/ Antonio Goncalves, Jr.
Antonio Goncalves, Jr.
Chief Executive Officer

Dated: November 1, 2007

EXHIBIT LIST

No.	Description
99.1	Press release dated October 31, 2007.